UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 10, 2007

NewGen Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation or Organization)

000-23365	33-0840184
(Commission File Number)	(IRS Employer Identification No.)

6000 Fairview Road, 12th Floor, Charlotte, NC 28210
(Address of Principal Executive Offices, Including Zip Code)

(704) 552-3590

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported, on December 20, 2006, NewGen Technologies, Inc. (“NewGen”) entered into a convertible term loan financing with Mr. Corcoran pursuant to which NewGen borrowed $2,644,400 from Noel M. Corcoran, NewGen’s former Chairman of the board of directors and a significant shareholder of NewGen. This term loan is evidenced by a convertible promissory note issued by NewGen to Mr. Corcoran (the “December Convertible Promissory Note”). Interest on the December Convertible Promissory Note was payable at a rate of 10% per annum through the maturity date. The December Convertible Promissory Note matured on June 20, 2007. On July 10, 2007, NewGen received a notice of default alleging that an event of default under the December Convertible Promissory Note had occurred and that as a result of NewGen’s failure to cure such event of default all amounts due under the Convertible Promissory Note in the aggregate amount of $2,792,558.85 are immediately due and payable. Under the terms of the December Convertible Promissory Note, beginning on the date of NewGen’s default, July 5, 2007, the interest rate for amounts due under the December Convertible Promissory Note increased to 13% per annum. This increased interest rate will continue to be applicable until NewGen pays all amounts due under the December Convertible Promissory Note.

As previously reported, on February 15, 2007, NewGen entered into a convertible term loan financing with Noel M. Corcoran pursuant to which NewGen borrowed $850,000 from Mr. Corcoran. The term loan is evidenced by a convertible promissory note issued by NewGen to Mr. Corcoran (the “February Convertible Promissory Note”). Interest on the February Convertible Promissory Note was payable at a rate of 10% per annum through the maturity date. The February Convertible Promissory Note matured on May 14, 2007. On July 10, 2007, NewGen received a notice of default alleging that an event of default had occurred under the February Convertible Promissory Note due to NewGen’s failure to pay principal and interest due under the note and that as a result of NewGen’s failure to cure such event of default all amounts due under the February Convertible Promissory Note in the aggregate amount of $886,864.38 are immediately due and payable. Under the terms of the February Convertible Promissory Note, beginning on the date of NewGen’s default, May 31, 2007, the interest rate for amounts due under the February Convertible Promissory Note increased to 13% per annum. This increased interest rate will continue to be applicable until NewGen pays all amounts due under the February Convertible Promissory Note.

For reasons described in part in Item 8.01 below, to the extent Mr. Corcoran sues to collect amounts owed under the Convertible Promissory Notes, NewGen expects to assert any counterclaims available to it, including the circumstances surrounding the negotiation of the Convertible Promissory Notes, and will assert any applicable defenses available to it with respect to any such repayment obligations.

Item 8.01 Other Events

On July 11, 2007, NewGen filed suit in state court in Mecklenburg County, North Carolina (the “Complaint”) against Noel M. Corcoran and Thomas C. Plummer, a former consultant of NewGen (and an authorized agent of Mr. Corcoran) seeking compensatory and punitive damages. In the Complaint, NewGen brought claims against Mr. Corcoran for breaches of his fiduciary duties to NewGen and for promissory estoppel (i.e., for promises Mr. Corcoran made that he reasonably could have foreseen would induce NewGen to reject or refrain from acting on alternative favorable financing offers NewGen then had available to it).

The Complaint also asserts claims against Mr. Corcoran for fraud, negligent misrepresentation, breach of contract and civil conspiracy. Among other facts alleged in the Complaint, NewGen asserted that Mr. Corcoran, who had responsibility to procure the financing for the acquisition of Appalachian Oil Co., engaged in self-dealing and made repeated misrepresentations to NewGen that he had obtained financing for such acquisition. The alleged misrepresentations caused NewGen to forego other potential attractive financing sources, to detrimentally rely on Mr. Corcoran’s promises in incurring significant costs and expenses and ultimately directly caused NewGen to fail to close the acquisition of Appalachian Oil Co. prior to the date that Appalachian Oil Co. exercised its contractual right to terminate the agreement with NewGen. The Complaint further alleges that as a result of Mr. Corcoran’s actions and misrepresentations, NewGen was precluded from finding significant outside financing or a new source of revenue resulting in NewGen’s failure to pay debts owed to a number of third parties. In addition, the Complaint alleges that Mr. Corcoran used his position as Chairman of Newgen to obtain favorable conversion rates on convertible loans he made to NewGen, including the Convertible Promissory Notes described in Item 2.04 above, in breach of his fiduciary duties to NewGen. Using his leverage over NewGen as Chairman, the Complaint alleges that Mr. Corcoran engaged in self-dealing by imposing on NewGen an onerous, short repayment term for his personal loan with full knowledge that NewGen could only repay the amounts if Mr. Corcoran secured the financing necessary to repay the loans, and if he did not find such financing, NewGen would default on the loans, thereby further harming NewGen’s business while permitting Mr. Corcoran to convert his note at a favorable price.

According to the Complaint, Mr. Corcoran also pressured the NewGen board of directors to accept an offer to purchase fuel storage terminals owned by NewGen (the “Terminals”) by June 29, 2007 for $10 million. Following relentless pressure exerted against the board of directors, including threatened litigation against individual directors, a letter of intent was accepted between NewGen and Corcoran, which letter provided for Mr. Corcoran’s acquisition of the Terminals from NewGen by June 29, 2007 for $10 million. Although the letter of intent lapsed by its terms on June 29, 2007 unperformed by Mr. Corcoran, prior to such expiration date, Mr. Corcoran breached the letter of intent by failing to exercise good faith in complying with his obligations to close the acquisition by June 29, 2007 and for breaching publicity restrictions.

In the Complaint, NewGen also brought claims against Mr. Plummer for breach of a “consulting contract” with NewGen and civil conspiracy with Mr. Corcoran. The Complaint further alleges that Mr. Corcoran used his position as NewGen’s Chairman to enter into a “consulting agreement” with Mr. Plummer without the authorization of NewGen’s board of directors, even though Mr. Plummer was simultaneously acting as Mr. Corcoran’s agent with respect to Mr. Corcoran’s business dealings in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewGen Technologies, Inc.

July 17, 2007	/s/ S. Bruce Wunner
Name: S. Bruce Wunner
Title: Chief Executive Officer